Exhibit 99.1

For Immediate Release

Tengion Reports First Quarter 2010 Financial Results

-	Phase I Clinical Trial Initiated for Neo-Urinary Conduit™ in Patients with Bladder Cancer
-	Company Completes Initial Public Offering to Fund Development of Neo-Organs
-	Tengion Scientists to Present New Data at Upcoming Scientific Conference

EAST NORRITON, PA, May 18, 2010 - Tengion Inc. (Nasdaq: TNGN) today reported its financial results for the quarter ended March 31, 2010 and provided a corporate and clinical development update.

“The progression of our Neo-Urinary Conduit into clinical trials marks an important milestone for Tengion and for bladder cancer patients who need a better alternative than use of their own bowel tissue to construct incontinent urinary diversions after removal of their bladder”, stated Steven Nichtberger, M.D., President and CEO of Tengion. “In April we closed our initial public offering, providing us with the capital to advance development of our urologic, renal, and other pipeline products.”

Neo-Urinary Conduit™ Clinical Update

In March 2010, the Company commenced a phase I clinical trial for its lead product candidate, the Neo-Urinary Conduit in patients with bladder cancer. The Neo-Urinary Conduit is an implant designed to catalyze regeneration of native-like bladder tissue, in patients with bladder cancer who require a urinary diversion following bladder removal, or cystectomy. It has been developed based upon data from Tengion’s experience with its phase II clinical program for the Neo-Bladder AugmentTM, which was evaluated in patients with neurogenic bladder due to spina bifida or spinal cord injury.

For many bladder cancer patients, radical cystectomy, or total bladder removal, is necessary. The current standard of care for most patients who have their cancerous bladder removed is the surgical creation of a urinary diversion using a segment of the patient’s own intestinal tissue. Tengion’s Neo-Urinary Conduit is intended to replace the current use of bowel tissue in bladder cancer patients requiring a non-continent urinary diversion after bladder removal. It is produced using Tengion’s proprietary technology that enables the use of the patient’s own smooth muscle cells from a routine fat biopsy and not cells from the diseased bladder, eliminating the risk of reintroducing cancerous cells from the bladder into the patient. By using a patient’s own cells, there is no risk of rejection or need for immune suppression therapy.

The phase I clinical trial is an open-label, single-arm study, which will allow optimization of the surgical procedure and post-surgical care in a controlled setting. Patients will be monitored throughout the trial with interim assessments at 3, 6, and 9 months and full analyses conducted at

12 months post-implantation. The primary focus of the study is safety with a focus on the surgical procedure.  A second objective of the study is to collect prospectively defined efficacy data.  An important efficacy measure in the trial is the patency and structural integrity of the neo-urinary conduit.  The trial is being conducted at the University of Chicago with Gary Steinberg M.D., Director of Urologic Oncology, acting as the study’s principal investigator.

“Today’s current surgical procedure and standard of care carries with it the risk of complications associated with the use of intestinal tissue in the urinary tract as well as those associated with the surgery to harvest the intestinal tissue,” stated Dr. Steinberg. “As a urologic oncology surgeon taking care of bladder cancer patients, I am looking forward to exploring the potential to replace the use of intestinal tissue with a safe and effective alternative.”

Preclinical animal studies conducted by Tengion have demonstrated that implantation of the Neo-Urinary Conduit results in the formation of a functional conduit of tri-layered native-like bladder tissue that functions similarly to native bladder tissue by allowing the water-tight elimination of urine without any unwanted absorption or secretion issues.

Upcoming Scientific Presentations

Tengion also announced today that three of the Company’s scientists have been invited to make podium presentations at the upcoming 16th Annual Meeting of the International Society for Cellular Therapy (ISCT) being held May 23-26, 2010 in Philadelphia, PA. These presentations will focus on preclinical data highlighting key findings in Tengion’s Neo-Urinary Conduit and Neo-Kidney Augment programs.  The Company’s scientists will highlight our work with various cell types – adipose-derived smooth muscle cells and human kidney cells – that support some of its current and planned clinical development programs.

“These presentations demonstrate the data driven approach we take to development of our technology platform and highlight the progress we are making in advancing development of our product candidates”, said Dr. Timothy Bertram, D.V.M., Ph.D., Senior Vice President of Science and Technology for Tengion.  “We look forward to discussing these results in further detail following their full presentation to the scientific community.”

Financial Update

Tengion operated as a private company throughout the first quarter of 2010 and those results are shown below.  For the three months ended March 31, 2010, Tengion reported a net loss attributable to common stockholders of $10.1 million or $14.33 per share as compared to a net loss attributable to common stockholders of $13.1 million or $18.86 per share for the same period in 2009. Total operating expenses for the three months ended March 31, 2010, were $6.0 million compared to $8.9 million for the same period in 2009, representing a 33% decrease, mainly driven by lower spending in research and development for patient follow-up in our phase II Neo-Bladder Augment trials compared to the prior year.

In April 2010, Tengion completed an initial public offering, selling 6,000,000 shares at a price of $5 per share resulting in net proceeds of $28.2 million after underwriting fees.  In connection with the closing of this offering, all outstanding preferred shares converted automatically into shares of common stock.  After adjusting for the automatic conversion of the outstanding shares of preferred stock into 5,651,955 shares of common stock as though the completion of the initial public offering had occurred on March 31, 2010, the adjusted net loss for the three months ended March 31, 2010 was $6.4 million or $1.01 per share as compared to an adjusted net loss of $9.7 million or $1.53 per share for the same period in 2009.  Cash, cash equivalents, and short-term investments, after adjusting for the receipt of net proceeds after underwriting fees as though the completion of the initial public offering had occurred on March 31, 2010 was $37.4 million.

Conference Call and Webcast

Steven Nichtberger, M.D., President and CEO and Linda Hearne, Vice President of Finance will host a conference call today at 9:00 a.m. EST to discuss the Company’s first quarter earnings results and provide a corporate update.

The call can be accessed by dialing 888-680-0869 five minutes prior to the start time and providing the access code 45856973.  The presentation will also be available by live webcast and can be accessed by visiting the Investors section of the company’s website at www.tengion.com. A replay of the call will be available on the Tengion website approximately two hours after completion of the call and will be archived for two weeks.

About Tengion

Tengion is a clinical-stage biotechnology company that has pioneered the Organ Regeneration Platform which enables the company to create proprietary product candidates that are intended to harness the intrinsic regenerative pathways of the body to produce a range of native-like organs and tissues. These product candidates are intended to eliminate the need to utilize other tissues of the body for a purpose to which they are poorly suited, procure donor organs or administer anti-rejection medications. Tengion commenced a phase I clinical trial in March 2010 for its lead product candidate, the Neo-Urinary Conduit, an autologous implant that catalyzes regeneration of native-like bladder tissue for bladder cancer patients requiring a urinary diversion following bladder removal. Tengion has also applied its technology in two phase II clinical trials for its Neo-Bladder Augment for the treatment of neurogenic bladder.  Tengion has worldwide rights to its product candidates.

Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: (i) our plans to develop and commercialize our product candidates, including our Neo-Urinary Conduit; (ii) our ongoing and planned preclinical studies and clinical trials; and (iii) our estimates regarding expenses, future revenues, capital requirements and needs for additional financing.

Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the company's business is subject to significant risk and uncertainties, and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others: (i) we may have difficulty enrolling patients in our clinical trials, including our Phase I clinical trial for our Neo-Urinary Conduit; (ii) patients enrolled in our clinical trials may experience adverse events related to our product candidates, which could delay our clinical trials or cause us to terminate the development of a product candidate; and (iii) the results of the clinical trial for our Neo-Urinary Conduit might not support further development of that product candidate; (iv) we may be unable to progress our product candidates that are undergoing preclinical testing into clinical trials; and (v) we may be unable to obtain the capital we will need to develop our product candidates.  For further information with respect to these and other factors that could cause the company's actual results to differ materially from expectations, reference is made to the Company’s Registration Statement on Form S-1, as amended (File No. 333-164011). The forward-looking statements made in this release are made only as of the date hereof and the company disclaims any intention or responsibility for updating predictions or financial expectations contained in this release.

Investor Contact:	Media Contact:
Linda Hearne	Mark Stejbach
VP, Finance	Chief Commercial Officer
linda.hearne@tengion.com	mark.stejbach@tengion.com

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TENGION, INC.
(A Development-Stage Company)
Statements of Operations
(unaudited)

			Period from
			July 10, 2003
			(inception)
			through
	Three Months Ended March 31,		March 31,
	2009	2010	2010
Operating expenses:
Research and development	$6,048,117	$3,316,126	$95,024,874
General and administrative	1,660,323	1,412,412	30,082,484
Depreciation	1,234,845	1,226,809	16,375,548
Total operating expenses	(8,943,285)	(5,955,347)	(141,482,906)

Interest income	100,818	10,469	8,406,696
Interest expense and change in fair value
of preferred stock warrant	(853,416)	(489,912)	(10,554,617)

Net loss	$(9,695,883)	$(6,434,790)	$(143,630,827)

Accretion of redeemable convertible preferred
stock to redemption value	(3,362,185)	(3,628,841)

Net loss attributable to common stockholders	$(13,058,068)	$(10,063,631)

Basic and diluted net loss attributable to common
stockholders per share	$(18.86)	$(14.33)

Weighted average common stock outstanding-
basic and diluted	692,249	702,144

TENGION, INC.
(A Development-Stage Company)
Balance Sheet Data

	December 31,	March 31,
	2009	2010
		(unaudited)

Cash, cash equivalents and short-term investments	$19,303,142	$9,126,766
Total assets	37,238,393	27,056,574
Redeemable convertible preferred stock	187,916,168	191,545,008
Total stockholders' deficit	(178,073,739)	(187,938,709)

TENGION, INC.
(A Development-Stage Company)
Reconciliation of Non-GAAP Financial Measures

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended March 31,
	2009	2010

Net loss attributable to common stockholders - GAAP	$(13,058,068)	$(10,063,631)
Accretion of redeemable convertible preferred stock to redemption value	3,362,185	3,628,841
Adjusted net loss	$(9,695,883)	$(6,434,790)

Weighted average common stock outstanding basic and diluted - GAAP	692,249	702,144
Preferred stock automatically converted into common stock upon IPO	5,651,955	5,651,955
Adjusted basic and diluted weighted average common stock outstanding	6,344,204	6,354,099

Basic and diluted net loss per share - GAAP	$(18.86)	$(14.33)
Adjustment per share (a)	17.33	13.32
Adjusted basic and diluted net loss per share	$(1.53)	$(1.01)

(a) Reflects the automatic conversion of the outstanding shares of redeemable convertible preferred stock into 5,651,955 shares of common stock as though the completion of the initial public offering had occurred on March 31, 2010.

March 31, 2010

Cash, cash equivalents and short-term investments as reported - GAAP	$9,126,766
Receipt of initial public offering net proceeds after underwriting fees	28,228,636
Cash, cash equivalents and short term investments as adjusted	$37,355,402